[JEFFERSON PILOT FINANCIAL LOGO]
JEFFERSON PILOT LIFEAMERICA INSURANCE COMPANY
SERVICE OFFICE: ONE GRANITE PLACE, P.O. BOX 515, CONCORD, NEW HAMPSHIRE 03302-0515 - (800) 258-3648

Jefferson Pilot LifeAmerica Insurance Company, a stock company, will pay the Death Benefit specified on Page 11 to the Beneficiary on receipt of due proof of the Insured's death, subject to the provisions of this and the following pages, all of which are a part of this policy.

This is a Flexible Premium Variable Life Insurance Policy. The Specified Amount may be increased or decreased by the Owner. Net Premiums will be allocated to the General Account or to one or more divisions of JPF Separate Account B (herein called Separate Account B) as determined by the Owner.

THE POLICY'S ACCUMULATION VALUE IN EACH DIVISION OF SEPARATE ACCOUNT B IS BASED ON THE INVESTMENT EXPERIENCE OF THAT DIVISION AND MAY INCREASE OR DECREASE DAILY. THE ACCUMULATION VALUE IS NOT GUARANTEED AS TO DOLLAR AMOUNT.

The policy's Accumulation Value in the General Account will earn interest daily at a minimum guaranteed effective annual rate of 4 1/2%. Interest in excess of the guaranteed rate may be applied in the calculation of the Accumulation Value at such increased rates as Jefferson Pilot LifeAmerica Insurance Company may determine. While 100% of the policy's accumulation value is allocated to the General Account, minimum benefits for the policy will be fixed and guaranteed.

THE AMOUNT OF DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY INCREASE OR DECREASE UNDER THE CONDITIONS DESCRIBED HEREIN. THE POLICY'S MINIMUM DEATH BENEFIT WILL BE AT LEAST EQUAL TO ITS INITIAL SPECIFIED AMOUNT AT ITS ISSUE DATE IF PREMIUMS ARE PAID AS DUE, AND IF THERE ARE NO OUTSTANDING POLICY LOANS, PARTIAL WITHDRAWALS OR PARTIAL SURRENDERS.

This policy is a legal contract between the Owner and Jefferson Pilot LifeAmerica Insurance Company.

                           READ YOUR POLICY CAREFULLY

TWENTY DAY RIGHT TO CANCEL - Please examine this policy carefully. You may cancel this policy by returning it to our Service Office or to the agent through whom it was purchased within 20 days after the date you receive the policy, within 45 days of the date of the execution of the application for insurance, or within 20 days after mailing or personal delivery of a Notice of the Right of Withdrawal, whichever is later. If the policy is returned, it will be deemed void from the beginning and any premium paid for it will be refunded within 7 days.

Executed at our Service Office in Concord, New Hampshire, as of the Policy Date.


/s/ [ILLEGIBLE]
Chief Executive Officer

/s/ Robert A. Reed
Secretary

                    FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

Insured:  TEST CASE
POLICY NUMBER: 566700000

          ADJUSTABLE DEATH BENEFIT PAYABLE ON THE DEATH OF THE INSURED. PREMIUM PAYMENTS MAY BE MADE AT ANY TIME AND, WITHIN LIMITS, IN ANY AMOUNT.
             THE SPECIFIED AMOUNT MAY BE INCREASED OR DECREASED AND
                      DEATH BENEFIT OPTION MAY BE CHANGED.
     THE MATURITY DATE MAY BE CHANGED SUBJECT TO LIMITATIONS IN THE POLICY.
               SURRENDER VALUE, IF ANY, PAYABLE ON MATURITY DATE.
              ADDITIONAL BENEFITS, IF ANY, AS INDICATED ON PAGE 3.
                    SOME BENEFITS REFLECT INVESTMENT RESULTS.
                        NON-PARTICIPATING - NO DIVIDENDS.


Form 94-141 NY (10/98)

                           GUIDE TO POLICY PROVISIONS

                                                                            PAGE
Data Page:
     Age at Issue                                                             3
     Death Benefit Option                                                     3
     Initial Specified Amount                                                 3
     Maturity Date                                                            3
     Owner                                                                    3
     Policy Expense Charges                                                   3
Death Benefit:
     Changes in Existing Coverage                                            11
     Death Benefit                                                           11
Definitions                                                                   5
General Provisions:
     Annual Summary                                                           9
     Assignment                                                               7
     Changing the Beneficiary                                                 7
     Illustration of Benefits and Values                                      9
     Incontestability                                                         7
     Misstatement of Age or Sex                                               7
     Non-Participating                                                        9
     Payment of Proceeds                                                      8
     Postponement of Payment                                                  8
     Proceeds                                                                 8
     Reserves                                                                 9
     Suicide                                                                  7
Payment Options:
     Death of Payee                                                          22
     Election of an Option                                                   21
     Interest                                                                21
     Limitation on Rights of Payee and Claims of Creditors                   22
     Option A - Installments of a Specified Amount                           21
     Option B - Installments for a Specified Period                          21
     Option C - Life Income                                                  21
     Option D - Interest                                                     21
     Supplementary Contract                                                  21
     Tables of Monthly Installments Under Option B or C                      23
     Withdrawal Value                                                        21
Policy Loans:
     Policy Loan Interest                                                    20
     Policy Loan Repayment                                                   20
     Policy Loans                                                            19
     Types of Policy Loans (Type A and Type B)                               19
Policy Values:
     Accumulation Value                                                      12
     Basis of Computations                                                   16
     Cash Value                                                              15
     Continuation of Insurance                                               15
     Cost of Insurance                                                       14
     Cost of Insurance Rates                                                 14
     General Account Accumulation Value                                      12
     General Account Interest Rate                                           12
     Insufficient Cash Value                                                 15
     Minimum Values                                                          16
     Monthly Deduction                                                       13
     Net Investment Factor                                                   13
     Separate Account Accumulation Values                                    13
     Surrender                                                               15
     Surrender Charge                                                        16
     Withdrawal of Cash Value (Withdrawal)                                   15
Premiums:
     Allocation of Net Premiums                                              10
     Grace Period                                                            10
     Net Premium                                                             10
     Planned Periodic Premium and Premium Frequency                           9
     Policy Lapse                                                            10
     Premium Payments                                                         9
     Reinstatement                                                           10
     Unscheduled Premiums                                                    10
Separate Account Provisions:
     Addition, Deletion, or Substitution of Investments                      18
     Automatic Portfolio Rebalancing                                         18
     Divisions                                                               17
     Dollar Cost Averaging                                                   18
     Optional Features                                                       18
     Separate Account                                                        17
     Transfers                                                               17
Table of Maximum Surrender Premiums                                          3A
Table of Monthly Guaranteed Cost of Insurance Rates                           4
Your Contract:
     Change of Maturity Date                                                  6
     Change or Modification                                                   6
     Effective Date of Coverage                                               6
     Entire Contract                                                          6
     Maturity Date                                                            6
     Owner Death                                                              6
     Termination                                                              6
     This Policy is a Legal Contract                                          6
     Your Rights Under This Policy                                            6

A copy of the application will be found after Page 22 of this policy. Any other benefit or agreements will also be found after Page 22.

INSURED         TEST CASE              MATURITY DATE        JULY       01  2076
OWNER           TEST CASE              POLICY NUMBER        566700000
POLICY DATE     JULY       01  2001    PREMIUM FREQUENCY    ANNUAL
AGE AT ISSUE    20 MALE                DEATH BENEFIT        OPTION 1
RATING CLASS    NON-SMOKER STANDARD    ISSUE DATE           APRIL      27  2002

BENEFICIARY     AS STATED IN APPLICATION UNLESS LATER CHANGED.

                                                      PLANNED           MINIMUM
                                                      PERIODIC          INITIAL
LIFE INSURANCE                                        PREMIUM           PREMIUM
     $900,000        INITIAL SPECIFIED AMOUNT         $30,000.00        $469.63

PLAN OF INSURANCE        FLEXIBLE PREMIUM VARIABLE LIFE

IT IS POSSIBLE THAT COVERAGE WILL EXPIRE PRIOR TO THE MATURITY DATE CHOSEN WHEN EITHER NO PREMIUMS ARE PAID FOLLOWING PAYMENT OF THE INITIAL PREMIUM OR SUBSEQUENT PREMIUMS ARE INSUFFICIENT TO CONTINUE COVERAGE TO SUCH DATE. IF CURRENT VALUES CHANGE, THIS WILL ALSO AFFECT COVERAGE. ALSO, SEE THE CONTINUATION OF INSURANCE PROVISION ON PAGE 15.

THE CREDITING OF EXCESS INTEREST TO THE GENERAL ACCOUNT IS NOT GUARANTEED. THE COMPANY HAS THE RIGHT TO CHANGE THE AMOUNT OF INTEREST CREDITED TO THE GENERAL ACCOUNT AND THE AMOUNT OF COST OF INSURANCE OR OTHER EXPENSE CHARGES DEDUCTED UNDER THE POLICY WHICH MAY REQUIRE MORE PREMIUM TO BE PAID THAN WAS ILLUSTRATED OR THE CASH VALUES TO BE LESS THAN THOSE ILLUSTRATED.

THE POLICY'S ACCUMULATION VALUE IN THE GENERAL ACCOUNT WILL EARN INTEREST DAILY AT A MINIMUM GUARANTEED EFFECTIVE ANNUAL RATE OF 4-1/2%. THE POLICY'S ACCUMULATION VALUE HELD IN THE GENERAL ACCOUNT FOR POLICY LOAN COLLATERAL WILL EARN INTEREST DAILY AT AN EFFECTIVE ANNUAL RATE OF 6.00%.

ALLOCATIONS OF NET PREMIUM:
     0.00%  JPVF MID-CAP GROWTH                  0.00%  SCUDDER VIT SMALL CAP INDEX
     0.00%  JPVF GROWTH                          0.00%  FIDELITY VIP GROWTH
     0.00%  JPVF EMERGING GROWTH                 0.00%  FIDELITY VIP EQUITY-INCOME
     0.00%  JPVF CAPITAL GROWTH                  0.00%  FIDELITY VIP-II CONTRAFUND
     0.00%  JPVF SMALL COMPANY                   0.00%  TEMPLETON INT'L SECURITIES FD.
     0.00%  JPVF MID-CAP VALUE                   0.00%  MFS RESEARCH
     0.00%  JPVF INTERNATIONAL EQUITY            0.00%  MFS UTILITIES
     0.00%  JPVF SMALL-CAP VALUE                 0.00%  PIMCO TOTAL RETURN BOND
     0.00%  JPVF S&P 500 INDEX                   0.00%  PROFUNDS VP TECHNOLOGY
     0.00%  JPVF VALUE                           0.00%  PROFUNDS VP HEALTHCARE
     0.00%  JPVF WORLD GROWTH STOCK              0.00%  PROFUNDS VP FINANCIAL
     0.00%  JPVF BALANCED                        0.00%  T. ROWE PRICE MID-CAP GROWTH
     0.00%  JPVF HIGH YIELD BOND                 0.00%  VANGUARD SMALL CO. GROWTH
     0.00%  JPVF MONEY MARKET                    0.00%  VANGUARD MID-CAP INDEX
     0.00%  AMERICAN CENTURY VP INT'L. FD.       0.00%  VANGUARD REIT INDEX
     0.00%  AMERICAN CENTURY VP VALUE          100.00%  GENERAL ACCOUNT
     0.00%  AYCO LARGE CAP GROWTH FUND

POLICY EXPENSE CHARGES:

     1)  STATE TAX CHARGE: 2.0% OF EACH PREMIUM PAID.
     2)  MONTHLY ADMINISTRATIVE CHARGE: $6.00 PER MONTH IN EACH POLICY YEAR.
     3)  COST OF INSURANCE CHARGES: SEE PAGES 4 AND 14.
     4)  MORTALITY AND EXPENSE RISK CHARGE: SEE PAGE 13
     5)  SURRENDER CHARGE ON WITHDRAWAL OR SURRENDER: SEE PAGES 3A, 15 AND 16.

GUIDELINE SINGLE PREMIUM (BASED ON ABOVE SPECIFIED AMOUNT):   $78,282.97

Rider(s) and Benefit(s) attached to Policy Number:                     566700000

                    Automatic Increase Rider
                    Increase Percentage Factor:  1.50%
                    Expiry Date: JULY  01  2076
                    Annual Cost per $1,000 of Specified Amount: $0.12 Maximum Amount of all increases: $3,000,000
                    Minimum Annual Increase Amount:  $1,000

     $50,000        Guaranteed Insurability Option Rider to age 40

     $150,000       Accidental Death Benefit Rider

                    Waiver of Specified Premium Rider
                    Specified Monthly Premium                       $100.00
                    Minimum Annual Premium                           $14.64

                    Exchange of Insured Rider

     $100,000       Primary Insured Term Rider
                    Expiry Date: JULY  01  2051

                    Guaranteed Death Benefit Rider
                    Cumulative Minimum Premium Requirement        $6,317.53
                    Monthly Cost Per $1,000 of Specified Amount:      $0.01
     $10,000        Units Children's Term Insurance Rider

     $100,000       Other Insured Term Rider
                    Other Insured: TESTA CASE
                    Expiry Date: JULY  01  2051

                    Terminal Illness Accelerated Benefit Rider

                                3 (CONTINUED)

                           MAXIMUM SURRENDER PREMIUMS
                     PER $1,000 INITIAL SPECIFIED AMOUNT OR
                 PER $1,000 OF INCREASE IN THE SPECIFIED AMOUNT

ISSUE AGE                    ISSUE AGE                   ISSUE AGE
OR AGE AT                    OR AGE AT                   OR AGE AT
INCREASE       PREMIUM       INCREASE      PREMIUM       INCREASE        PREMIUM
    0            2.59           30           7.71            60           37.61
    1            2.51           31           8.07            61           39.93
    2            2.59           32           8.46            62           42.43
    3            2.67           33           8.88            63           45.10
    4            2.76           34           9.31            64           47.96

    5            2.86           35           9.78            65           51.02
    6            2.97           36          10.27            66           54.29
    7            3.08           37          10.79            67           57.80
    8            3.20           38          11.34            68           61.58
    9            3.33           39          11.93            69           65.65

   10            3.47           40          12.55            70           70.04
   11            3.62           41          13.20            71           74.78
   12            3.77           42          13.89            72           79.82
   13            3.93           43          14.63            73           85.31
   14            4.09           44          15.41            74           91.17

   15            4.25           45          16.24            75           97.40
   16            4.41           46          17.12            76          103.56
   17            4.57           47          18.05            77          110.35
   18            4.74           48          19.04            78          117.59
   19            4.92           49          20.10            79          125.38

   20            5.10           50          21.23            80          133.83
   21            5.29           51          22.43            81          143.00
   22            5.49           52          23.72            82          152.99
   23            5.71           53          25.09            83          163.84
   24            5.94           54          26.55            84          175.62

   25            6.19           55          28.10            85          188.46
   26            6.45           56          29.76
   27            6.74           57          31.53
   28            7.04           58          33.42
   29            7.36           59          35.44

                                       3A

                       TABLE OF MONTHLY GUARANTEED COST OF
                            INSURANCE RATES PER $1000
                             POLICY NUMBER 566700000

      MONTHLY                         MONTHLY                           MONTHLY
AGE    RATE                   AGE      RATE                  AGE         RATE
 0    0.34845                  35     0.14085                 70        2.89419
 1    0.08917                  36     0.14752                 71        3.25305
 2    0.08251                  37     0.15669                 72        3.55929
 3    0.08167                  38     0.16669                 73        3.96902
 4    0.07917                  39     0.17837                 74        4.42953

 5    0.07501                  40     0.19087                 75        4.92413
 6    0.07167                  41     0.20588                 76        5.44617
 7    0.06667                  42     0.22088                 77        6.00585
 8    0.06334                  43     0.23839                 78        6.58221
 9    0.06167                  44     0.25590                 79        7.19473

10    0.06084                  45     0.27674                 80        7.86724
11    0.06417                  46     0.29926                 81        8.61695
12    0.07084                  47     0.32344                 82        9.46542
13    0.08251                  48     0.34929                 83       10.42336
14    0.09584                  49     0.37848                 84       11.47263

15    0.10751                  50     0.40933                 85       12.58987
16    0.11918                  51     0.44603                 86       13.75325
17    0.12835                  52     0.48857                 87       14.95279
18    0.13335                  53     0.53612                 88       16.16464
19    0.13835                  54     0.59118                 89       17.40526

20    0.14002                  55     0.65209                 90       18.69215
21    0.13919                  56     0.71968                 91       20.04733
22    0.13669                  57     0.79146                 92       21.51567
23    0.13418                  58     0.86909                 93       23.16008
24    0.13085                  59     0.95675                 94       25.25984

25    0.12668                  60     1.05444
26    0.12335                  61     1.16302
27    0.12168                  62     1.28665
28    0.12001                  63     1.42787
29    0.12001                  64     1.58752

30    0.12001                  65     1.76394
31    0.12252                  66     1.95381
32    0.12502                  67     2.15965
33    0.12918                  68     2.38065
34    0.13418                  69     2.62186

                                      M-NS

                       TABLE OF MONTHLY GUARANTEED COST OF
                            INSURANCE RATES PER $1000
                      FOR ADDITIONAL TERM RIDER ATTACHED TO
                             POLICY NUMBER 566700000

               MONTHLY                                     MONTHLY
  AGE            RATE                         AGE           RATE
    0          0.34845                         35          0.14085
    1          0.08917                         36          0.14752
    2          0.08251                         37          0.15669
    3          0.08167                         38          0.16669
    4          0.07917                         39          0.17837

    5          0.07501                         40          0.19087
    6          0.07167                         41          0.20588
    7          0.06667                         42          0.22088
    8          0.06334                         43          0.23839
    9          0.06167                         44          0.25590

   10          0.06084                         45          0.27674
   11          0.06417                         46          0.29926
   12          0.07084                         47          0.32344
   13          0.08251                         48          0.34929
   14          0.09584                         49          0.37848

   15          0.10751                         50          0.40933
   16          0.11918                         51          0.44603
   17          0.12835                         52          0.48857
   18          0.13335                         53          0.53612
   19          0.13835                         54          0.59118

   20          0.14002                         55          0.65209
   21          0.13919                         56          0.71968
   22          0.13669                         57          0.79146
   23          0.13418                         58          0.86909
   24          0.13085                         59          0.95675

   25          0.12668                         60          1.05444
   26          0.12335                         61          1.16302
   27          0.12168                         62          1.28665
   28          0.12001                         63          1.42787
   29          0.12001                         64          1.58752

   30          0.12001                         65          1.76394
   31          0.12252                         66          1.95381
   32          0.12502                         67          2.15965
   33          0.12918                         68          2.38065
   34          0.13418                         69          2.62186

                                     M--NS
                                      4A

                       TABLE OF MONTHLY GUARANTEED COST OF
                            INSURANCE RATES PER $1000
                      FOR OTHER INSURED RIDER - TESTA CASE
                       ATTACHED TO POLICY NUMBER 566700000

            MONTHLY                                     MONTHLY
AGE          RATE                          AGE            RATE
16          0.11918                         46          0.29926
17          0.12835                         47          0.32344
18          0.13335                         48          0.34929
19          0.13835                         49          0.37848
20          0.14002                         50          0.40933

21          0.13919                         51          0.44603
22          0.13669                         52          0.48857
23          0.13418                         53          0.53612
24          0.13085                         54          0.59118
25          0.12668                         55          0.65209

26          0.12335                         56          0.71968
27          0.12168                         57          0.79146
28          0.12001                         58          0.86909
29          0.12001                         59          0.95675
30          0.12001                         60          1.05444

31          0.12252                         61          1.16302
32          0.12502                         62          1.28665
33          0.12918                         63          1.42787
34          0.13418                         64          1.58752
35          0.14085                         65          1.76394

36          0.14752                         66          1.95381
37          0.15669                         67          2.15965
38          0.16669                         68          2.38065
39          0.17837                         69          2.62186
40          0.19087

41          0.20588
42          0.22088
43          0.23839
44          0.25590
45          0.27674

                             Supplemental Page 4A

DEFINITIONS

Terms or Definitions We identify or define here are some of the terms used throughout the contract. There are other terms which are explained or defined in other parts of the text.

ACCUMULATION VALUE - The Accumulation Value of the policy is equal to the total of the policy's Accumulation Value in the General Account and the policy's Accumulation Value in divisions of Separate Account B.

AGE - Refers to the age nearest birthday on the Policy Date of the Insured. Attained age of the Insured means the age nearest birthday on the last policy anniversary.

BENEFICIARY - The person named to receive the Death Benefit proceeds upon the death of the Insured. The Beneficiary is as named in the application unless later changed. There can be one or more Beneficiaries.

CASH VALUE - The Accumulation Value less any applicable Surrender Charge.

DEATH BENEFIT - The amount payable on the death of the Insured while this policy is in force. It is explained in the Death Benefit section.

DEBT - Means the principal of any loan outstanding against this policy, plus any accrued loan interest which has not been paid.

FUNDS - Jefferson Pilot Variable Fund, Inc., American Century Investments, The Ayco Company, L.P., Fidelity Variable Insurance Products Fund, Fidelity Variable Insurance Products Fund II, MFS Variable Insurance Trust, PIMCO, Templeton Variable Insurance Products Trust.

INSURED - The person named as the Insured on Page 3. The Insured may be other than the Owner.

ISSUE DATE - This is the date this policy is issued at the Service Office and is stated on Page 3. The contestable and suicide periods are measured from the Issue Date.

MINIMUM INITIAL PREMIUM - The minimal premium, as shown on Page 3, which is due and payable on the Policy Date. The Minimum Initial Premium must be large enough, after the deduction of the Policy Expense Charges, to cover monthly deductions for at least three months.

POLICY DATE - The date as shown on Page 3, which is the date of underwriting approval, unless otherwise requested by the Owner. The Policy Date is the date from which policy years, policy months, and policy anniversaries will be determined. If the Policy Date should fall on the 29th, 30th or 31st of a month, the Policy Date will be the 28th of such month.

POLICY YEAR - The first policy year is the twelve month period following the Policy Date. Each twelve month period thereafter makes up the next policy year.

SPECIFIED AMOUNT - The face amount of the policy as selected by the Owner. This amount may increase or decrease subject to the terms of this policy. The Death Benefit is based on the Specified Amount as described in the Death Benefit section.

SURRENDER CHARGE - A charge to the Accumulation Value in the event of surrender or withdrawal. It is further explained in the Policy Values section.

SURRENDER VALUE - The Cash Value less any debt.

WE, US, OUR - Jefferson Pilot LifeAmerica Insurance Company.

WITHDRAWAL - A payment to you of some portion of the Cash Value accompanied by a reduction to the Accumulation Value, Specified Amount, Surrender Value, and Death Benefit. It is explained in the Policy Values section.

WRITTEN REQUEST - A request in writing signed by you and received by us.

YOU, YOUR - The Owner of this policy as shown in the application, unless later changed following written request. The Owner may be someone other than the Insured.

YOUR CONTRACT

THIS POLICY IS A LEGAL CONTRACT - This policy is a legal contract that you have entered into with us. We promise to provide the insurance benefits described in this policy. In return, you have submitted a completed application, a copy of which is attached. You also promise to pay the Minimum Initial Premium. There is no insurance until the Minimum Initial Premium is paid.

ENTIRE CONTRACT - The entire contract consists of:

(1)  this policy form; and

(2)  riders, if any, which add benefits to the basic policy; and

(3)  endorsements, if any; and

(4) your application, and any amendments or supplemental applications all of which are added to and made a part of the policy.

EFFECTIVE DATE OF COVERAGE - The effective date of coverage under this policy shall be as follows:

(1) For all coverage requested in the original application, except as provided pursuant to the terms of a conditional receipt, the coverage begins on the Policy Date, provided that the Minimum Initial Premium has been paid, and the policy has been delivered while there has been no change since the date of the application in the health of the Insured or the answers to the health questions contained in the application.

(2) For any increase or addition to coverage, the effective date shall be the date shown on the Supplemental Policy Data page. The effective date for such coverage shall begin on the policy monthly anniversary day that coincides with or next follows the date the application for the increase or addition is approved by us.

TERMINATION - This policy terminates when any of the following occur:

(1)  you request the full surrender of this policy;

(2)  the death of the Insured;

(3)  the Grace Period ends; or

(4)  the policy reaches its Maturity Date.

MATURITY DATE - The Maturity Date is shown on Page 3 and is the date when coverage is scheduled to end. If this policy is in force on the Maturity Date:

(1)  all insurance benefits end; and

(2) the Surrender Value, if any, will be paid as you direct in a lump sum or under a payment option.

The policy may end prior to the Maturity Date if premium payments are insufficient to continue coverage to such date. Details are provided in the Policy Lapse provision of the Premiums section, and also in the Continuation of Insurance provision of the Policy Values section.

CHANGE OF MATURITY DATE - The Maturity Date may be changed, upon written request by you. The new Maturity Date may be any policy anniversary after the end of the tenth policy year, and on or before the Insured's 95th birthday. However, the new Maturity Date must be at least twelve months from the date we receive such written request from you.

CHANGE OR MODIFICATION - Only one of our officers can change or modify this policy or waive any of our rights or requirements. Any such changes must be in writing. No agent has the authority to make any changes or waive any of the terms of your policy.

To the extent permitted by applicable laws and regulations, we may make changes without your consent to the provisions of this policy to comply with any applicable federal or state laws including, but not limited to, requirements for life insurance contracts under the Internal Revenue Code. You have the right to refuse any such changes. However, we cannot accept responsibility for the tax treatment of this policy. You should consult your tax advisor regarding taxation of this policy.

YOUR RIGHTS UNDER THIS POLICY - As the Owner, you can exercise every right, receive every benefit and enjoy every privilege granted by this policy.

OWNER DEATH - Upon death of the Owner, the Insured will assume ownership, unless otherwise provided. If such ownership goes to joint owners, they will be joint tenants with right of survivorship and not tenants in common.

GENERAL PROVISIONS

INCONTESTABILITY - We rely on the statements made in the application for this policy and any supplemental applications. These statements are considered representations and not warranties. No statement may be used in defense of a claim under this policy unless it is in an application.

We will not contest this policy, except for any applied for increase in the Specified Amount, after it has been in force during the lifetime of the Insured for a period of two years from its Issue Date. This provision does not apply to any benefits provided by a rider which grants disability benefits or an added benefit in the event death results from an accident.

Any increase in the Specified Amount will not be contested after such increase has been in force during the lifetime of the Insured for two years following the effective date of such increase. Within the two year period following an increase in the Specified Amount, only statements in the application for such increase will be subject to contestability.

If we cancel coverage for the Initial Specified Amount, we will refund to you all premiums paid less any policy loans and withdrawals paid out. If we cancel coverage for an additional Specified Amount or Amounts only, we will refund to you, the cost of insurance for the additional Specified Amount or Amounts, charged for the applicable period.

If this policy is reinstated, the incontestability period will start over again beginning on the reinstatement date, but only for statements made in the application for reinstatement.

SUICIDE - If the Insured commits suicide within two years from the Issue Date, our only liability will be a refund of premiums paid without interest less any policy loans and withdrawals. If the Insured commits suicide after such two year period, but within two years of the effective date of any increase in the Specified Amount, our only liability with respect to the increase in the Specified Amount will be a refund of the total cost of insurance for such increase.

MISSTATEMENT OF AGE OR SEX - If the Insured's age or sex has been misstated in the application, we will adjust the proceeds to reflect the correct age or sex. In such event, the Death Benefit we will pay will be equal to:

(1) The Accumulation Value on the date of death of the Insured less any outstanding debt; plus

(2) The Death Benefit, less the Accumulation Value on the date of death of the Insured, multiplied by the ratio of (a) the cost of insurance actually deducted at the beginning of the policy month in which death occurs, to (b) the cost of insurance that should have been deducted based on the correct age or sex.

If the Insured's age or sex has been misstated in the application, the amount payable under any rider by reason of death of the Insured shall be that amount of insurance which the rider cost, for the policy month during which such death occurred, would have purchased had the cost of the benefits provided under the rider been calculated using the correct cost of insurance rates for the correct age or sex.

If prior to the death of the Insured, it is found that the Insured's age or sex has been misstated in the application for the policy or a rider, the policy Accumulation Value will be recalculated from issue, using mortality charges based on the correct age or sex.

ASSIGNMENT - While the Insured is alive you can:

(1)  assign policy ownership to someone else; or

(2) assign this policy as security for an obligation. (This does not assign ownership).

A signed copy of the assignment must be sent to our Service Office on a form we accept. The assignment will go into effect when it is signed subject to any payments we make or other actions we take before we record it. We are not responsible for the validity of any assignment.

CHANGING THE BENEFICIARY - You can change the Beneficiary at any time during the lifetime of the Insured. To do so, send a written request to our Service Office. The request must be on a form we accept. The change will go into effect when signed subject to any payments we make or other actions we take before we record the change. A change cancels all prior beneficiary designations.

PROCEEDS - By proceeds, we mean the amount payable:

(1)  on the Maturity Date; or

(2)  on the surrender of this policy; or

(3)  on the death of the Insured.

The proceeds on the Maturity Date, as well as on surrender, will be the Surrender Value. The proceeds on the death of the Insured will be the Death Benefit less any debt and less any monthly deductions due.

All proceeds are subject to the adjustments provided in the Incontestability, Suicide, and Misstatement of Age or Sex provisions of this policy and the restrictions below.

PAYMENT OF PROCEEDS - Death Benefit proceeds or Surrender Value proceeds may be paid in one sum or under our payment options. Before proceeds are paid, they will be used to pay the interest of anyone to whom this policy has been assigned (see the Assignment provision). Loans and assignments will be paid in one sum.

Unless an optional mode of settlement is elected, the proceeds payable on the death of the Insured shall be paid in one sum to the Beneficiary. If there is no Beneficiary at the time of the death of the Insured, we will pay the proceeds to you or your estate.

Unless an optional mode of settlement is elected, any proceeds payable on the Maturity Date or upon surrender of this policy shall be paid in one sum to you or your estate.

Prior to paying any Death Benefit proceeds, we must receive due proof of the Insured's death. Interest will be paid on the Death Benefit proceeds at the rate of 4% a year from the date of death to the date of payment. If New York state law requires payment of a greater amount, we will pay that amount.

To the extent allowed by law, all payments under this policy will be free from creditor claims or legal process.

POSTPONEMENT OF PAYMENT - We will usually pay any amounts payable on surrender, withdrawal, or policy loan, allocated to Separate Account B, within seven days after written notice is received. We will usually pay any Death Benefit proceeds, allocated to Separate Account B, within seven days after we receive due proof of the death of the Insured. However, payment of any amount payable on surrender, withdrawal, policy loan, or any part of the Death Benefit, attributable to Separate Account B, may be postponed whenever:

(1) The New York Stock Exchange is closed other than customary week-end and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission; or

(2) An emergency exists as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of the net assets of Separate Account B.

Transfers may also be postponed under the above circumstances.

We may defer the portion of any transfer, amount payable on surrender, withdrawal or policy loan from the General Account for not more than six months. However, no payment from the General Account to pay premiums on policies with us will be deferred.

ANNUAL SUMMARY - We will send you at least once a year a summary which shows the following:

(1)  The current Accumulation Value and Cash Value;

(2)  the amount of outstanding debt;

(3)  premiums, monthly deductions and withdrawals since the last report; and

(4)  any other information required by the Superintendent of Insurance.

ILLUSTRATION OF BENEFITS AND VALUES - We will provide illustrations of the Death Benefit, Accumulation Values and Cash Values at any time after the Policy Date upon written request by you and payment of a nominal fee. The fee payable will be the one then in effect for this service; however, such fee can never exceed $25. The illustration will be based on the existing Accumulation Values and Cash Values at the time of request and maximum cost of insurance rates. Additional illustrations will be made based on the existing Accumulation Value and Cash Value and current mortality assumptions.

RESERVES - Reserves are the amount we hold to pay future benefits. They are not less than the minimum required by New York state law. When required, we file with the state regulatory authorities a statement showing how Reserves are calculated.

NON-PARTICIPATING - This policy is a non-participating contract, which means the following:

(1)  Premiums are determined and redetermined on a prospective basis only;

(2)  We will not recoup any prior losses by means of a premium change; and

(3)  You are not entitled to participate in our profits.

PREMIUMS

PREMIUM PAYMENTS - An initial premium is due and payable on the Policy Date. The initial premium may not be less than the Minimum Initial Premium, as shown on Page 3. All premiums are payable in advance at our Service Office or to our authorized agent in exchange for a receipt. This receipt must be signed by an elected officer of the Company and countersigned by such agent. No premium payment may be less than $25.00.

PLANNED PERIODIC PREMIUM AND PREMIUM FREQUENCY - The Planned Periodic Premium and Premium Frequency, as shown on Page 3, are selected by you. The Planned Periodic Premium is the amount of premium you intend to pay. The Premium Frequency is how often you intend to pay the Planned Periodic Premium. Payment of the Planned Periodic Premium is your option.

We will send you Planned Periodic Premium payment reminder notices. If the mode of premium payment is preauthorized check, government allotment or payroll deduction, notice of any Planned Periodic Premium due will not be sent.

Changes in Premium Frequency and increases or decreases in the Planned Periodic Premium may be made by you by providing us with written notification. We reserve the right to limit the amount of any increase. The total of all premiums paid may never exceed the current maximum premium limitations set forth in Section 7702 of the Internal Revenue Code of 1986, as amended.

Payment of a Planned Periodic Premium may not prevent this policy from terminating. Failure to pay a Planned Periodic Premium will not, in itself, cause this policy to terminate. The policy will terminate only if the conditions occur as described in the Grace Period provision.

NET PREMIUM - The net premium is equal to the premium paid multiplied by 98.0%. The deduction of 2.0% is a state tax charge, as stated on Page 3.

Subject to prior approval of the New York State Insurance Department, we reserve the right to increase the state tax charge, stated above, if our actual state tax expense incurred is greater than 2.0%. However, in no event will this charge exceed 2.5%.

ALLOCATION OF NET PREMIUMS - You will determine the allocation of the net premiums among the General Account and the divisions of Separate Account B. The minimum percentage that may be allocated to any of these accounts is 5%.

UNSCHEDULED PREMIUMS - Premium payments in addition to the Planned Periodic Premium may be made at any time prior to the Maturity Date. We reserve the right to limit the number and amount of unscheduled additional premium payments to one each month per policy year. The total of all premiums paid may never exceed the current maximum premium limitations set forth in Section 7702 of the Internal Revenue Code of 1986, as amended.

If there is an existing policy loan, premium payments in the amount of the Planned Periodic Premium received at the Premium Frequency will be applied as premium. Premium payments in excess of the Planned Periodic Premium or premium payments received other than at the Premium Frequency will first be applied as policy loan repayments, then as premium when the policy debt is repaid.

GRACE PERIOD - We will allow a Grace Period of 61 days. Such Grace Period will begin if the Cash Value less any policy debt on a monthly anniversary day is not enough to cover the monthly deduction for the month following such monthly anniversary day. The Cash Value and monthly deduction are defined in the Policy Values section.

If the Insured dies during the Grace Period, we will deduct any overdue monthly deduction, which is applicable to the Grace Period, from the proceeds of the policy.

POLICY LAPSE - The policy will terminate without value at the end of the Grace Period unless a premium large enough, after the deduction of the Policy Expense Charges, to cover monthly deductions for at least three months is paid by the end of the Grace Period. However, coverage will not end until 31 days after we have mailed a premium notice to you, and any assignee of record, at the last known address.

REINSTATEMENT - Reinstatement is the restoration of the policy after it has lapsed. Following reinstatement, the policy is placed back in force as if it had never lapsed.

If this policy lapses or terminates as provided in the Grace Period provision, we will reinstate the policy if we receive:

(1) your written request for reinstatement within five years after the end of the Grace Period and before the Maturity Date;

(2) satisfactory proof the Insured is living and insurable at the original rating class;

(3) payment of a premium large enough, after the deduction of the Policy Expense Charges, to cover:

     (a) monthly deductions for at least three policy months following the effective date of reinstatement; and

     (b)  any due and unpaid monthly administrative charges; and

(4) payment or reinstatement of any debt against the policy which existed on the date of termination.

The effective date of a reinstated policy or Reinstatement Date is the date we approve the application for reinstatement. The Accumulation Value of the policy on the Reinstatement Date shall be the Accumulation Value on the date of termination plus the premium received to reinstate the policy. Any Surrender Charges in effect on reinstatement shall be as defined in the Surrender Charge provision based on the original Policy Date and duration.

DEATH BENEFIT

DEATH BENEFIT - If the Insured dies while this policy is in force, we will pay the Death Benefit upon receipt of due proof of the death of the Insured. The Death Benefit is also subject to all other terms and conditions of this policy.

The Death Benefit provided by this policy depends on the Death Benefit Option in effect on the date of death. The Death Benefit Option for this policy is shown on Page 3.

Option I - Under Option I, the Death Benefit shall be the greater of:

(1)  The Specified Amount; or

(2) The Accumulation Value on the date of death multiplied by the corridor percentage.

Option II - Under Option II, the Death Benefit shall be equal to the Specified Amount plus the Accumulation Value on the date of death. However, the Death Benefit can never be less than the Accumulation Value on the date of death multiplied by the corridor percentage.

The corridor percentage depends on the attained age of the Insured on the date of death.

ATTAINED       CORRIDOR     ATTAINED     CORRIDOR     ATTAINED     CORRIDOR     ATTAINED      CORRIDOR
  AGE         PERCENTAGE      AGE       PERCENTAGE      AGE       PERCENTAGE      AGE        PERCENTAGE
-------------------------------------------------------------------------------------------------------
40 & below       250%          51           178%         62          126%          73           109%
41               243           52           171          63          124           74           107
42               236           53           164          64          122           75-90        105
43               229           54           157          65          120           91           104
44               222           55           150          66          119           92           103
45               215           56           146          67          118           93           102
46               209           57           142          68          117           94           101
47               203           58           138          69          116           95           100
48               197           59           134          70          115
49               191           60           130          71          113
50               185           61           128          72          111

CHANGES IN EXISTING COVERAGE - The Initial Specified Amount is shown on Page 3. At any time after the first policy anniversary, you may request a decrease to the Specified Amount. An increase may be requested at any time after the Policy Date. Any change is subject to your written request and the following conditions:

(1) Any decrease will become effective on the monthly anniversary day that coincides with or next follows our receipt of the request. At least twelve months must elapse between decreases. Any such decrease will be deducted in the following order:

     (a)  from the most recent Specified Amount increase, if any;

     (b) successively from the next most recent Specified Amount increase, if any;

     (c)  from the Initial Specified Amount.

(2) Any request for an increase must be applied for on a supplemental application and shall be subject to evidence satisfactory to us that the Insured is living and insurable. At least twelve months must elapse between requested increases.

(3) Any change approved by us will become effective on the effective date shown in the Supplemental Policy Data Page, subject to deduction of the first month's cost of insurance from the Accumulation Value of this policy.

(4) The minimum Specified Amount, after a change, which must be in effect at any time is $25,000.

(5)  Any increase or decrease in the Specified Amount must be for at least
     $25,000.

(6) You may request in writing to change the Death Benefit Option. If your request is to change from Option I to Option II, the Specified Amount will be decreased by the amount of the Accumulation Value. Evidence of insurability satisfactory to us will be required on a change from Option I to Option II; the effective date of such change shall be the date we approve such request. If the request is to change from Option II to Option I, the Specified Amount will be increased by the amount of Accumulation Value; the effective date of such change shall be the date the request for change is received by us.

(7) An increase for insurance cannot be requested after the Insured reaches an attained age of 85.

POLICY VALUES

ACCUMULATION VALUE - The Accumulation Value of the policy is equal to the total of the policy's Accumulation Value in the General Account and the policy's Accumulation Value in divisions of Separate Account B.

GENERAL ACCOUNT ACCUMULATION VALUE - The Accumulation Value in the General Account on the Policy Date is equal to the portion of the net premium which has been paid and allocated to the General Account, less the portion of the first monthly deduction allocated to the General Account.

On each monthly anniversary day, the Accumulation Value in the General Account is equal to (1) plus (2) plus (3) plus (4) minus (5) minus (6) minus (7) where:

(1) is the Accumulation Value in the General Account on the preceding monthly anniversary day.

(2)  is one month's interest on item (1).

(3) is any net premium received since the preceding monthly anniversary day plus interest from the date the net premium is received to the monthly anniversary day.

(4) is the sum of all Accumulation Values transferred to the General Account from a division of Separate Account B since the preceding monthly anniversary day and interest from the date the Accumulation Value is transferred to the monthly anniversary day.

(5) is the sum of all Accumulation Values transferred from the General Account to a division of Separate Account B since the preceding monthly anniversary day and interest from the date the Accumulation Value is transferred to the monthly anniversary day.

(6) is all withdrawals from the General Account since the preceding monthly anniversary day plus interest from the date of the withdrawal to the monthly anniversary day.

(7) is the portion of the monthly deduction allocated to the Accumulation Value in the General Account to cover the policy month following the monthly anniversary day.

On any date other than a monthly anniversary day, the Accumulation Value will be calculated on a consistent basis.

GENERAL ACCOUNT INTEREST RATE - The policy's Accumulation Value in the General Account will earn interest daily at a minimum guaranteed effective annual rate of 4 1/2%. Interest in excess of the guaranteed rate may be applied in the calculation of the Accumulation Value at such increased rates as we may determine. Interest rates will be established by class of Insureds based on future expectations with respect to investment earnings, mortality, persistency, and expenses, and on rules and standards on file with the New York Insurance Department. The current interest rate reflects the prevailing average rate on the current portfolio and rates obtained on new investments, adjusted for contingencies and expenses. The policy's Accumulation Value held in the General Account for policy loan collateral will earn interest daily at an effective annual interest rate of 6%.

SEPARATE ACCOUNT ACCUMULATION VALUES - The Accumulation Value in each division on the Policy Date is equal to the portion of the net premium which has been paid and allocated to that division, less the portion of the first monthly deduction allocated to the policy's Accumulation Value in that division.

At the end of each valuation period after the Policy Date, the policy's Accumulation Value in a division is equal to (1) plus (2) plus (3) minus (4) minus (5) where:

(1) is the Accumulation Value in the division on the preceding valuation date multiplied by the Net Investment Factor for the current valuation period.

(2) is any net premium received during the current valuation period which is allocated to the division.

(3) is all Accumulation Values transferred to the division from another division or the General Account during the current valuation period.

(4) is all Accumulation Values transferred from the division to another division or the General Account and Accumulation Values transferred to secure a policy debt during the current valuation period.

(5)  is all withdrawals from the division during the current valuation period.

In addition, whenever a valuation period includes the monthly anniversary day, the Accumulation Value at the end of such period is reduced by the portion of the monthly deduction allocated to the division.

NET INVESTMENT FACTOR - The Net Investment Factor measures the investment performance of a division during a valuation period. The Net Investment Factor for each division for a valuation period is calculated as (1) divided by (2), minus (3) where:

(1) is (a) the value of the assets in the division at the end of the preceding valuation period, plus (b) the investment income and capital gains, realized or unrealized, credited to the assets in the valuation period for which the Net Investment Factor is being determined, minus (c) the capital losses, realized or unrealized, charged against those assets during the valuation period, minus (d) any amount charged against each division for taxes, or any amount we set aside during the valuation period as a reserve for taxes attributable to the operation or maintenance of each division.

(2) is the value of the assets in the division at the end of the preceding valuation period.

(3) (a) for policy years one through ten, is a charge not to exceed .0024657% for each day in the valuation period; this corresponds to .9% per year for mortality and expense risks.

     (b) for policy years eleven and thereafter, is a charge not to exceed .0017808% for each day in the valuation period; this corresponds to .65% per year for mortality and expense risks.

An investment advisory fee is considered in calculating item (1).

Expense and mortality results of this plan shall not adversely affect the next investment factor to be used in computing the dollar amount of variable benefits or other contractual payments or values of this policy.

MONTHLY DEDUCTION - The monthly deduction for a policy month shall be equal to
(1) plus (2), where:

(1) is the cost of insurance (as described below) and the cost of additional benefits provided by rider for the policy month.

(2) is a monthly administrative charge. This charge is equal to S6.00 per month in each policy year.

You may specify the monthly deduction for a policy month to be allocated among the General Account or a division of the Separate Account. If not specified, the monthly deduction for a policy month will be allocated among the General Account and the divisions of Separate Account B in the same proportion that the Accumulation Value in the General Account, less any debt, and the Accumulation Value in each division bears to the total Accumulation Value of the policy, less any debt, at the beginning of the policy month.

COST OF INSURANCE - The cost of insurance for the Insured is determined on a monthly basis. The cost of insurance is determined separately for the Initial Specified Amount and each subsequent increase in Specified Amount. The cost of insurance is calculated as (1), multiplied by the result of (2) minus (3), where:

(1) is the cost of insurance rate as described in the Cost of Insurance Rates provision.

(2) is the Death Benefit at the beginning of the policy month, divided by 1.0036748.

(3) is the Accumulation Value at the beginning of the policy month, prior to the monthly deduction for the cost of insurance.

If the Death Benefit Option is Option I and there have been increases in the Specified Amount then the Accumulation Value shall be first considered a part of the Initial Specified Amount. If the Accumulation Value exceeds the Initial Specified Amount, it shall then be considered a part of the additional Specified Amounts resulting from increases in the order of such increases.

COST OF INSURANCE RATES - The monthly cost of insurance rate is based on the sex, issue age, policy year, rating class of the Insured, and Specified Amount. Monthly cost of insurance rates will be determined by us based upon future expectations, including charges for mortality experience, amortization of sales charges and other administrative charges, and on rules and standards on file with the New York Insurance Department. A portion of the administrative charges referenced above are associated with the issue of the policy, and such charges are generally higher during early policy years.

Changes in the monthly cost of insurance rates will be based upon changes in future expectations as to investment earnings, mortality experience, persistency, expenses, and on rules and standards on file with the New York Insurance Department. Any change in cost of insurance rates will apply to all individuals of the same class as the Insured. The rating class will be determined separately for the Initial Specified Amount and for any increase in Specified Amount that requires evidence of insurability.

We will consider changes in the cost of insurance rates at least every five years and when cost of insurance rates for new issues change. However, the cost of insurance rates can never be greater than those shown in the Table of Monthly Guaranteed Cost of Insurance Rates on Page 4.

For attained ages 15 and above, such guaranteed maximum rates are based on the 1980 CSO Male or Female, Smoker or Nonsmoker Mortality Tables with appropriate increases for rated risks. For attained ages 14 and below, such guaranteed maximum rates are based on the 1980 CSO Male or Female Mortality Tables with appropriate increases for rated risks.

CASH VALUE - The Cash Value is equal to the Accumulation Value less a Surrender Charge.

CONTINUATION OF INSURANCE - In the event Planned Periodic Premium payments are not continued or if there are changes of Death Benefit Options, mortality deductions, deductions for additional benefit riders, withdrawals, or policy loans, as well as varying investment results, insurance coverage under this policy and any benefits provided by rider will be continued until the Cash Value, less any debt, is insufficient to cover the monthly deduction, as provided in the Grace Period provision. This provision shall not continue the policy beyond the Maturity Date nor continue any rider beyond the date of its termination, as provided in the rider. If the Cash Value is sufficient to continue this policy to the Maturity Date, then any remaining Surrender Value will be paid to you if the Insured is then living.

INSUFFICIENT CASH VALUE - If the Cash Value less any debt on a monthly anniversary day is insufficient to cover the monthly deduction for the month following such monthly anniversary day, the policy shall terminate as provided in the Grace Period provision. Any deduction for the cost of insurance after termination of insurance shall not be considered a reinstatement of the policy nor a waiver by us of the termination. Any such deduction shall be credited to the Cash Value as of the date of the deduction.

WITHDRAWAL OF CASH VALUE (WITHDRAWAL) - Upon written request you may make a withdrawal from this policy. Any withdrawal is subject to the following conditions:

(1) The amount withdrawn may not exceed the Cash Value less any outstanding debt.

(2)  The minimum amount that may be withdrawn is $500.

(3) A charge equal to the lesser of $25 or 2% of the amount withdrawn will be deducted from the amount of each withdrawal.

(4) The Accumulation Value will be reduced by the sum of the withdrawal and a pro rata portion of the Surrender Charge in effect on the date of the withdrawal. The remaining Accumulation Value and schedule of surrender charges will be determined by multiplying each of these values by a numerical factor. This numerical factor is equal to

                              Amount of Withdrawal
                 1- [ ________________________________________ ]
                      Cash Value Immediately Before Withdrawal

(5) The Death Benefit will be reduced by an amount equal to the reduction in the Accumulation Value. This will result in a reduction of the Specified Amount if the Death Benefit is Option I by an amount equal to the reduction in the Accumulation Value. The Specified Amount remaining in force after any withdrawal must be at least $10,000.

You may allocate the withdrawal among the General Account and the divisions of Separate Account B. If you do not specify the allocation, then the withdrawal will be allocated among the General Account and the divisions of Separate Account B in the same proportion that the Accumulation Value in the General Account, less any debt, and the Accumulation Value in each division bears to the total Accumulation Value of the policy, less any debt, on the date of the withdrawal.

SURRENDER - Upon written request you may surrender this policy at any time during the lifetime of the Insured and before the Maturity Date. The amount payable on surrender of this policy shall be the Surrender Value. If this policy is surrendered, all insurance in force under this policy shall terminate on the monthly anniversary day next following our receipt of the surrender request. We reserve the right to defer payment for the period permitted by law, but not more than six months from the date written request for surrender is received by us.

If surrender is requested under this section within 30 days after a policy anniversary, the Cash Value shall not be less than the Cash Value on that anniversary, less any policy loans or withdrawals made on or after such anniversary.

SURRENDER CHARGE - The surrender charge for the Initial Specified Amount is calculated by multiplying the surrender factor (shown below) by the lesser of
(1) or (2), where:

(1)  is the total premiums paid in the first policy year;

(2) is the Maximum Surrender Premium for the issue age, as shown in the table on Page 3A, multiplied by the Initial Specified Amount.

The surrender factor will vary by policy year according to the following table:

Policy Year         1-5     6      7      8      9      10    11 and later
Surrender Factor    .30    .25    .20    .15    .10    .05          0

The surrender factor will not be altered by lapse and subsequent reinstatement of the policy. An additional surrender charge will be assessed for any increase in the Specified Amount. The additional charge is calculated by multiplying the surrender factor (shown below) by the lesser of (1) or (2), where:

(1)  is (a) times (b) divided by (C), where:

     (a)  is the increase in the Specified Amount;

     (b) is the sum of the Cash Value just prior to the increase in the Specified Amount and the total premiums received in the twelve months just following the increase in the Specified Amount;

     (c)  is the Specified Amount after the increase in the Specified Amount;

(2) is the Maximum Surrender Premium for the attained age of the Insured on the effective date of the increase in the Specified Amount, as shown on Page 3A. multiplied by the increase in the Specified Amount.

The surrender factor is based on how long the increase has been in effect according to the following table:

Increase Year       1-5     6      7      8      9      10    11 and later
Surrender Factor    .15    .125   .10    .075   .05    .025         0

The surrender charge in effect at any time is the sum of the surrender charge for the Initial Specified Amount plus the additional surrender charge for any increase in the Specified Amount. If the Specified Amount is decreased, the surrender charge will not decrease.

BASIS OF COMPUTATIONS - For attained ages 15 and above, minimum Cash Values and Reserves in the General Account are based on the 1980 CSO Male or Female, Smoker or Nonsmoker Mortality Tables with interest at 4 1/2% per year. For attained ages 14 and below, minimum Cash Values and Reserves in the General Account are based on the 1980 CSO Male or Female Mortality Tables with interest at 4 1/2% per year.

The method used in computing Cash Values and Reserves in Separate Account B is in accordance with actuarial procedures that recognize the variable nature of Separate Account B. The method used is such that if the Net Investment Factor, less one, for all divisions of Separate Account B, at all times from the Policy Date, is equal to an effective annual interest rate of 4 1/2%, then the Cash Values and Reserves in Separate Account B will be at least equal to the minimum Cash Values and Reserves, which would have been required by New York state law, of an equivalent policy in which all net premiums have been allocated to the General Account.

MINIMUM VALUES - All values under this policy are not less than the values required by New York state law. A detailed statement of the method of computation of Cash Values under this policy has been filed with the New York Insurance Department.

SEPARATE ACCOUNT PROVISIONS

SEPARATE ACCOUNT - The variable benefits under this policy are provided through investments in Separate Account B. We established Separate Account B as a separate investment account to support variable life insurance contracts. We will not allocate assets to Separate Account B to support the operation of any contracts or policies that are not variable life insurance.

The assets of Separate Account B are owned by us. However, these assets are not part of our General Account. Income, gains and losses, whether or not realized, from assets allocated to Separate Account B will be credited to or charged against the account without regard to our other income, gains or losses.

Assets equal to the reserves and other liabilities of Separate Account B will not be charged with liabilities that arise from any other business we may conduct. Such assets shall not be available to general creditors of ours in the event of our insolvency to the full extent permitted by applicable law. We shall have the right to transfer to our General Account any assets of Separate Account B which are in excess of such reserves and other policy liabilities.

Separate Account B is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. Separate Account B is also subject to the laws of the State of New Jersey, which regulate the operations of insurance companies incorporated in New Jersey, and the state of New York. The investment policy of Separate Account B will not be changed without the prior approval of the Insurance Commissioner of New Jersey and the New York State Insurance Department. The approval process is on file with the New York State Insurance Department.

DIVISIONS - Separate Account B has several divisions. Each division will buy shares of a separate series of the Funds as defined on Page 5. Each series represents a separate investment portfolio of the Funds. Divisions of Separate Account B are shown on Page 3. You will determine the percentage of net premiums which will be allocated to each division.

Income, gains and losses, whether or not realized, from the assets of Separate Account B are credited to or charged against that division without regard to income, gains or losses in other divisions of Separate Account B or in the General Account.

We will value the assets of each division of Separate Account B at the end of each valuation period. A valuation period is the period between two successive valuation dates. A valuation date is each day that the New York Stock Exchange is open for business or any other day in which there is material change in the value of the assets in Separate Account B.

TRANSFERS - You may transfer amounts between the General Account and the divisions of Separate Account B by sending a written request to us. The total amount transferred must be at least $250. No amounts under $250 may be transferred out of any division of Separate Account B or the General Account unless such lesser amount constitutes the entire balance. A transfer charge equal to the lesser of $25 or 10% of the amount transferred will be imposed each time amounts are transferred, except with respect to policy loans and the first 12 transfers of each policy year. The transfer charge will be deducted from the amount that is transferred. We will make transfers so that the Accumulation Value on the date of transfer will not be affected by the transfer except to the extent of the transfer charge. You may make up to 20 transfers per policy year.

As long as any portion of the policy's Accumulation Value is allocated to a division of Separate Account B, the policy's Accumulation Value and Cash Value will reflect the investment performance of the chosen division(s) of Separate Account B. The Death Benefit may also reflect the performance of the chosen division(s) of Separate Account B.

At any time, you may transfer 100% of the policy's Accumulation Value to the General Account. While 100% of the policy's Accumulation Value is allocated to the General Account, minimum benefits for the policy will be fixed and guaranteed.

No transfer charge will be imposed for a transfer of all Accumulation Value in Separate Account B to the General Account. However, any transfer from the General Account to the division(s) of Separate Account B will be subject to the transfer charge.

OPTIONAL FEATURES - Dollar Cost Averaging and Automatic Portfolio Rebalancing, as described below, are two optional features available under this policy. You may not elect to have Dollar Cost Averaging and Automatic Portfolio Rebalancing at the same time. Transfers and/or adjustments pursuant to either of these features will occur on the monthly anniversary date in the month in which the transaction is to take place or the next succeeding business day if the monthly anniversary date falls on a holiday or a weekend. The applicable authorization form must be on file with us before either feature may begin. Neither feature guarantees profits nor protects against losses. Transfers under these features do not count towards the 12 free transfers allowed per policy year. These features are currently available at no charge, however, we reserve the right to assess a charge to either or both of these features, no greater than cost and with 30 days advance notice to you. We reserve the right to modify the terms and conditions of these features upon 30 days advance notice to you.

DOLLAR COST AVERAGING - Under this feature, you deposit a "Designated Amount", subject to a minimum of $3,000, into a "Repository Account" (Money Market Division of Separate Account B or the General Account) and elect to have a specified "Periodic Transfer Amount" automatically transferred to one or more divisions of Separate Account B on a monthly, quarterly or semi-annual basis. This feature allows you to systematically allocate net premiums to divisions of Separate Account B at various prices which may be higher or lower than the price you would pay if you allocated the entire amount at one time and at one price. Each Periodic Transfer Amount is subject to a minimum of $250. A minimum of 5% of the Periodic Transfer Amount must be transferred to any specified division. We reserve the right to change these minimum amounts at our discretion. If a transfer would reduce Accumulation Value in the Repository Account to less than the Periodic Transfer Amount, we reserve the right to include such remaining Accumulation Value in the amount transferred. At the time you elect this feature, an election is made between Fixed Amount Dollar Cost Averaging or Continuous Mode Dollar Cost Averaging.

Under Fixed Amount Dollar Cost Averaging, the feature will continue until the Designated Amount has been transferred or you give notification of cancellation of the feature prior to transfer of the entire Designated Amount. Once the Designated Amount has been transferred, a new Dollar Cost Averaging election form must be completed if you wish to have additional amounts dollar cost averaged.

Under Continuous Mode dollar Cost Averaging, the feature will continue until you give notification of cancellation of the feature. If you elect Continuous Mode Dollar Cost Averaging, any amounts deposited into the Repository Account, and not just the Designated Amount, will be transferred.

AUTOMATIC PORTFOLIO REBALANCING - This feature provides a method for establishing fixed proportions between various types of allocations on a systematic basis. Under this feature, your allocation between divisions of the Separate Account B and the General Account will be automatically re-adjusted to the desired allocation, subject to a minimum of 5% per division or General Account, on a quarterly, semi-annual or annual basis. Automatic re-adjustments will continue until you provide us with notification of a change in allocation or cancellation of the feature.

ADDITION, DELETION, OR SUBSTITUTION OF INVESTMENTS - We reserve the right, subject to compliance with applicable law, to make additions to, deletions from, or substitutions for the shares of a series that are held by Separate Account B or that Separate Account B may purchase. We reserve the right to eliminate the shares of any series of the Funds and to substitute shares of another series of the Funds, or of another open-end, registered investment company, if the shares or series are no longer available for investment or if in our judgment, further investment in any eligible series should become inappropriate in view of the purposes of the policy. We will not substitute any shares attributable to your interest in a division of Separate Account B without notice to you and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940. This shall not prevent Separate Account B from purchasing other securities for other series or classes of policies, or from permitting conversion between series or classes of policies or contracts on the basis of requests made by policyowners.

We reserve the right to establish additional divisions of Separate Account B, each of which would invest in a new series of the Funds or in shares of another open-end, registered investment company. We also reserve the right to eliminate existing divisions of Separate Account B.

If we consider it to be in the best interest of persons having voting privileges under the policies, Separate Account B may be operated as a management company under the Investment Company Act of 1940; or it may be deregistered under that Act in the event registration is no longer required or it may be combined with other separate accounts.

Any action taken by us, pursuant to this provision, is subject to the prior approval of the New York State Insurance Department.

POLICY LOANS

POLICY LOANS - After the first policy anniversary, a loan will be granted upon the sole security of the portion of the policy's Cash Value required to repay the loan. The maximum loan amount is 90% of this policy's Cash Value on the date of loan, less any debt. Outstanding debts against this policy will be deducted from the amount available for loan. Any debt will be deducted from the proceeds payable at the Insured's death, on maturity, or on surrender.

You may allocate the policy loan among the General Account and the divisions of Separate Account B. If you do not specify the allocation, then the policy loan will be allocated among the General Account and the divisions of Separate Account B in the same proportion that the Accumulation Value in the General Account, less any debt, and the Accumulation Value in each division bears to the total Accumulation Value of the policy, less any debt, on the date of the policy loan. Accumulation Value in each division equal to the policy loan allocated to each division will be transferred to the General Account and reduce the Accumulation Value in that division. If loan interest is not paid when due, an amount of Accumulation Value equal to the loan interest will also be transferred.

If the policy debt exceeds the policy's Accumulation Value in the General Account, we will transfer Accumulation Value equal to the excess debt from the divisions of Separate Account B to the General Account as security for the excess debt. The amount transferred will be allocated among the divisions in the same proportion that the Accumulation Value in each division bears to the policy's total Accumulation Value in all divisions of Separate Account B.

TYPES OF POLICY LOANS (TYPE A AND TYPE B) - There are two (2) types of policy loans which we will grant to you - Type A and Type B. The type of loan which we will grant depends upon the amount of unloaned Type A balance available at the time the loan is taken. The unloaned Type A balance is the Cash Value, less the threshold, and less the sum of any outstanding Type A loans as defined below. The threshold is the Guideline Single Premium for this policy at issue as defined in Section 7702 of the Internal Revenue Code of 1986 as amended, entitled "Life Insurance Contract Defined". If the Specified Amount increases, the threshold will be increased to the threshold at issue times the ratio of the largest Specified Amount ever existing on the policy to the Initial Specified Amount. If the Specified Amount decreases, the threshold will not change.

A Type A loan is a policy loan granted by us when the unloaned Type A balance before the loan is taken exceeds the loan requested.

A Type B loan is a policy loan granted by us when the unloaned Type A balance before the loan is taken is less than or equal to zero.

When the unloaned Type A balance before the loan is taken exceeds zero, but is less than the loan requested, a Type A loan equal to the unloaned Type A balance will be granted by us. The remainder of the requested loan will be a Type B loan.

We will grant a Type A loan first before a Type B loan. Once a policy loan is granted, it remains a Type A or a Type B until it is repaid.

POLICY LOAN INTEREST - The interest charged by us on a policy loan depends upon the type of loan granted.

On a Type A loan we will charge interest at an effective annual rate of 6%.

On a Type B loan we will charge interest at an effective annual rate of 8%.

Interest accrues on a daily basis from the date of the loan and is compounded annually. Interest is due and payable at the end of each policy year. Interest unpaid on a policy anniversary is added to and becomes part of the loan principal and bears interest at the same rate.

POLICY LOAN REPAYMENT - Any debt may be repaid, in whole or in part, at any time while this policy is in force. Repayments will be used to reduce policy loans until fully paid in the following order:

(1)  Any or all Type B loans; then

(2)  Any or all Type A loans.

When a loan repayment is made, Accumulation Value securing the debt in the General Account equal to the loan repayment will be allocated among the General Account and divisions of Separate Account B using the same percentages used to allocate net premiums.

If total policy debt exceeds the Cash Value at any time, we will send a notice by mail to you, and to any assignee of record, at the last known address. If the excess is not paid within 61 days from the date the notice is mailed, the policy will terminate without value.

PAYMENT OPTIONS

ELECTION OF AN OPTION - Any proceeds to be paid under this policy may be paid as an income under any one of the options stated below. The election of an option or change of prior election must be made in writing to us at our Service Office. If an option is not chosen by you prior to the death of the Insured, the primary beneficiary may make such election.

Unless we agree otherwise, any such payments will be made only to a natural person taking in his own right. An option may be elected only if the amount of the proceeds is $2,000 or more. We may change the interval of payments to 3, 6, or 12 months, if necessary to increase the guaranteed payments to at least $20.00 each.

OPTION A - INSTALLMENTS OF A SPECIFIED AMOUNT - Payments of an agreed amount to be made each month until the proceeds and interest are exhausted.

OPTION B - INSTALLMENTS FOR A SPECIFIED PERIOD - Payments to be made each month for an agreed number of years.

OPTION C - LIFE INCOME - Payments to be made each month for the lifetime of the Payee. It is guaranteed that payments will be made for a minimum of 10, 15, or 20 years as agreed upon. No election will default to payments made for 20 years.

Where there is payment of the same amount at some ages for different periods certain, it will be assumed that the longest period certain which could have been elected for such age and amount was the period certain actually chosen.

OPTION D - INTEREST - Payment of interest on the proceeds held by us. The amount of interest payment is calculated at the compound rate of 3% per year. Interest payments will be made in 12-, 6-, 3-, or 1-month intervals as agreed upon.

SUPPLEMENTARY CONTRACT - When the proceeds of this policy become payable, a supplementary contract setting forth the terms of the option chosen will be issued to the Payee. The first payment under Option A, B, or C shall be payable on the effective date of such option. The first payment under Option D shall be payable at the end of the first agreed payment interval.

INTEREST - The interest rate for Options A, B, and D will not be less than 3% per year. The interest rate for Option C will not be less than 2 1/2% per year. Interest in addition to that stated may be paid or credited from time to time under any option but only at our sole discretion.

WITHDRAWAL VALUE - Unless otherwise stated in the election of an option, the Payee shall have the right to receive the Withdrawal Value under that option.

For Options A and D the Withdrawal Value shall be any unpaid balance of proceeds plus interest.

For Option B the Withdrawal Value shall be the commuted value of the remaining payments. Such value will be calculated on the same basis as the original payments.

For Option C the Withdrawal Value shall be the commuted value of the remaining payments. Such value will be calculated on the same basis as the original payments. To receive this value, the Payee must submit evidence of insurability. Such evidence must be satisfactory to us. Otherwise, the Withdrawal Value shall be the commuted value of any remaining guaranteed payments. In this event the payments will be resumed at the end of the guaranteed period if the Payee should be alive on that date. The payments will then continue for the lifetime of the Payee.

Under any of these options, the Payee shall have the right to receive the Withdrawal Value in partial amounts. However, the partial amounts shall not be less than the smaller of the Withdrawal Value or $100.

DEATH OF PAYEE - If the Payee dies before the proceeds are exhausted or the prescribed payments made, a final payment will be made in one sum to the estate of the last surviving Payee. The amount to be paid will be calculated as described for the applicable option in the Withdrawal Value provision.

LIMITATION ON RIGHTS OF PAYEE AND CLAIMS OF CREDITORS - Neither the amount retained under an option nor any payment made under an option can be assigned or pledged. To the extent permitted by law such amounts or payments shall not be subject to claims of creditors or legal process.

                               SETTLEMENT OPTIONS
               TABLES OF MONTHLY INSTALLMENTS UNDER OPTION B OR C

Monthly installments are shown for each $1,000 of net proceeds applied. The ages shown are ages nearest birthday when the first monthly installment is payable.

                                 OPTION B TABLE
                       INSTALLMENTS FOR A SPECIFIED PERIOD

YEARS         MONTHLY         YEARS        MONTHLY        YEARS      MONTHLY        YEARS       MONTHLY       YEARS      MONTHLY
            INSTALLMENT                  INSTALLMENT               INSTALLMENT                 INSTALLMENT             INSTALLMENT
------------------------------------------------------------------------------------------------------------------------------------
1             $84.47             7         $13.16          13         $7.71           19         $5.73          25        $4.71
2              42.86             8          11.68          14          7.26           20          5.51          26         4.59
3              28.99             9          10.53          15          6.87           21          5.32          27         4.48
4              22.06            10           9.61          16          6.53           22          5.15          28         4.37
5              17.91            11           8.86          17          6.23           23          4.99          29         4.27
6              15.14            12           8.24          18          5.96           24          4.84          30         4.18

Multiply the monthly installment by 11.84 for annual, by 5.96 for semi-annual or by 2.99 for quarterly installments.

                                 OPTION C TABLE
                                   LIFE INCOME

     ATTAINED                                                              ATTAINED
   AGE OF PAYEE                 MONTHLY INSTALLMENTS                     AGE OF PAYEE             MONTHLY INSTALLMENTS
------------------------------------------------------------------------------------------------------------------------------------
                                      GUARANTEED                                                        GUARANTEED
MALE        FEMALE      10 YEARS       15 YEARS      20 YEARS         MALE       FEMALE      10 YEARS    15 YEARS         20 YEARS
------------------------------------------------------------------------------------------------------------------------------------
16 OR       21 OR
UNDER       UNDER         $2.83          $2.82         $2.81           51          56         $4.60        $4.44           $4.24
17             22          2.85           2.84          2.84           52          57          4.69         4.52            4.30
18             23          2.88           2.87          2.86           53          58          4.79         4.60            4.36
19             24          2.90           2.89          2.88           54          59          4.90         4.69            4.41
20             25          2.93           2.92          2.91           55          60          5.01         4.77            4.47
21             26          2.95           2.95          2.93           56          61          5.12         4.86            4.53
22             27          2.98           2.97          2.96           57          62          5.23         4.94            4.59
23             28          3.01           3.00          2.99           58          63          5.35         5.03            4.64
24             29          3.04           3.03          3.02           59          64          5.48         5.12            4.70
25             30          3.08           3.07          3.05           60          65          5.61         5.21            4.75

26             31          3.11           3.10          3.08           61          66          5.74         5.30            4.80
27             32          3.14           3.13          3.11           62          67          5.87         5.39            4.85
28             33          3.18           3.17          3.15           63          68          6.01         5.48            4.90
29             34          3.22           3.20          3.18           64          69          6.16         5.56            4.94
30             35          3.26           3.24          3.22           65          70          6.30         5.65            4.98
31             36          3.30           3.28          3.25           66          71          6.45         5.73            5.02
32             37          3.34           3.32          3.29           67          72          6.60         5.82            5.05
33             38          3.39           3.36          3.33           68          73          6.76         5.90            5.09
34             39          3.43           3.41          3.37           69          74          6.91         5.97            5.12
35             40          3.48           3.45          3.41           70          75          7.07         6.05            5.14

36             41          3.53           3.50          3.45           71          76          7.23         6.12            5.17
37             42          3.59           3.55          3.50           72          77          7.38         6.18            5.19
38             43          3.64           3.60          3.54           73          78          7.54         6.24            5.20
39             44          3.70           3.65          3.59           74          79          7.69         6.30            5.22
40             45          3.76           3.71          3.64           75          80          7.84         6.35            5.23
41             46          3.82           3.77          3.69           76          81          7.98         6.39            5.24
42             47          3.88           3.82          3.74           77          82          8.13         6.43            5.25
43             48          3.95           3.88          3.79           78          83          8.26         6.47            5.26
44             49          4.02           3.95          3.84           79          84          8.39         6.50            5.26
45             50          4.09           4.01          3.90           80 OR       85 OR       8.51         6.53            5.27
46             51          4.17           4.08          3.95           OVER        OVER
47             52          4.25           4.15          4.01
48             53          4.33           4.22          4.07
49             54          4.42           4.29          4.12
50             55          4.50           4.37          4.18

Multiply the monthly installment by 11.80 for annual, 5.93 for semi-annual or by
2.98 for quarterly installments.

ENDORSEMENTS:


                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
          ADJUSTABLE DEATH BENEFIT PAYABLE ON THE DEATH OF THE INSURED. PREMIUM PAYMENTS MAY BE MADE AT ANY TIME AND, WITHIN LIMITS, IN ANY AMOUNT.
             THE SPECIFIED AMOUNT MAY BE INCREASED OR DECREASED AND
                      DEATH BENEFIT OPTION MAY BE CHANGED.
     THE MATURITY DATE MAY BE CHANGED SUBJECT TO LIMITATIONS IN THE POLICY.
               SURRENDER VALUE, IF ANY, PAYABLE ON MATURITY DATE.
              ADDITIONAL BENEFITS, IF ANY, AS INDICATED ON PAGE 3.
                    SOME BENEFITS REFLECT INVESTMENT RESULTS.
                        NON-PARTICIPATING - NO DIVIDENDS